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                                                                   EXHIBIT 10.14

                          MUTUAL SEPARATION AGREEMENT
                              AND GENERAL RELEASE


     THIS AGREEMENT is made the 12th day of February, 1999, between National TechTeam, Inc. (the "Company") and Lawrence A. Mills ("Executive").

     Whereas, the parties agree that it is in their mutual best interest to sever the employment relationship and/or for the Executive to voluntarily resign.

     Whereas, the parties agree that it is necessary for the Executive to remain employed by the Company until the Company has completed its 1998 year end audit and SEC reports.

     The Parties agree:

     1. Parties agree that Executive shall remain employed by the Company through March 31, 1999, at his current pay rate and with full benefits. Executive agrees to provide his best efforts to successfully complete the 1998 year end audit and related SEC reports. Executive agrees to sign the reports requiring signatures of the CFO or Treasurer of the Company provided Executive believes that the reports are fair and accurate.

     2. Company agrees to pay for Executive and his spouse's health and dental insurance coverage for the period April 1, 1999, through September 30, 2000, or until the Executive obtains comparable coverage through employment whichever is less.

     3. Company will provide Executive with career placement services through the firm of Challenger, Gray & Christmas, Inc. at no cost to the Executive through September 30, 2000.

     4. Company agrees that Executive shall not have to repay the $107,424.00 premium paid by the Company for the life insurance policy, MassMutual Life Insurance policy, policy 7-183-284, until February 10, 2010, or the Executive's death, whichever occurs first.

     5. Company agrees to pay Executive $81,477.31 as severance pay. Executive acknowledges and agrees that the Company will withhold taxes from the payment.

     6. The Company will permit Executive to exercise all vested but unexercised options at termination through the date on which they would have otherwise expired had the Executive been employed with the Company.

     7.   Executive agrees to tender his resignation effective March 31, 1999.


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     8.   When an inquiry is made from a prospective employer of the Executive, the Parties agree that the only response shall be that the Executive was employed by the Company.

     9. In consideration of the benefits and severance payments listed above, which Executive expressly acknowledges exceeds the benefits to which Executive would otherwise be entitled, Executive gives a full and final release of any and all claims, whether known or unknown, arising up to the date of his resignation that Executive may have against the Company and its affiliates, shareholders, officers, directors, agents, and employees that relate directly or indirectly to Executive's employment or the termination of Executive's employment, including all claims for breach of contract, retaliatory or wrongful discharge, and discrimination under any state or federal law, including, without limitation, the federal Age Discrimination in Employment Act.

     10. Executive acknowledges that Executive has at least 21 days in which to consider this separation agreement and has been advised in writing to consult with an attorney before signing it. Executive has read and understands the agreement, including the release of claims, and voluntarily accept its terms and conditions. Executive acknowledges that he is not signing this document under duress or coercion or undue influence of any kind on the part of the Company. Executive understands that this agreement will not be effective or enforceable for seven days following the date of Executive's signature below and that during this time, and this time only, Executive may revoke the agreement. Any revocation must be in writing, signed by Executive, and delivered or mailed to Michael A. Sosin so as to arrive within seven days of the date Executive signed this agreement.

     11. Executive acknowledges that no one has made representations to him concerning the terms or effect of this agreement other than as specifically stated herein. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior statements, representations, discussions, negotiations and agreements, both oral and written. This document cannot be modified, except in writing signed by the Executive and the Company. This agreement shall be governed and enforced according to the laws of the State of Michigan. This Agreement is made solely for the benefit of the parties to this Agreement, their successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

     12. Executive agrees that the terms and conditions of this agreement will be kept confidential and will not be disclosed to anyone other than Executive's immediate family, accountants, legal advisers, or as required by law. Company agrees to keep the terms of this Agreement confidential except to disclose as necessary in the ordinary course of its business.


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National TechTeam, Inc.                          Witnesses


                                                 Michael A. Sosin
                                                 -------------------------------

Harry A. Lewis
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By: Harry A. Lewis, President
                                                 Michael A. Sosin
                                                 -------------------------------

Lawrence A. Mills
------------------------------
Lawrence A. Mills                                Jeffrey R. Pigott
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